Exhibit 99.28

NEITHER THE ISSUANCE OF THIS SECURITY NOR THE ISSUANCE OF THE SECURITIES INTO WHICH IT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH IT IS EXERCISABLE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN SECURED BY SUCH SECURITIES.

Date of Issuance: July 21, 2025

WARRANT TO PURCHASE CLASS A COMMON STOCK OF CELULARITY INC.

For value received, Celularity Inc., a Delaware corporation (the “Company”), hereby grants to Lim Kok Thay (“Holder”), this warrant (“Warrant”), exercisable upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after July 21, 2025 (or if Holder reasonably determines in its sole discretion that CFIUS Clearance is required, the date of the CFIUS Clearance, the “CFIUS Clearance Date”)) and on or prior to 5:00 p.m. (New York City time) on July 21, 2030 (or if CFIUS Clearance is required, on or prior to the five year anniversary of the CFIUS Clearance Date) (the “Termination Date”), but not thereafter, to purchase that number of shares of the Company’s Class A Common Stock (defined below) as set forth in Section 2.2 hereof, as may be adjusted from time to time pursuant to Section 12 hereof. The purchase price of one share of Class A Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2.1.

1. Definitions.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is required by law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of the Company.

“Date of Issuance” means the date of issuance first written above.

“Trading Market” means any of the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (ii) if the Class A Common Stock is not then listed or quoted on a Trading Market, but is listed or quoted on OTCQB or OTCQX, the volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; (iii) if the Class A Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Class A Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Shares then outstanding and reasonably acceptable to the Company.

2. Exercise Amount and Price.

2.1 The exercise price per share (the “Exercise Price”) at which this Warrant will be exercised shall be the closing price as at the date when the warrants of Resorts World Inc Pte. Ltd. (“RWI”) are repriced as contemplated by the term sheet dated as of 12 February 2025 between RWI and the Company, with a discount of 20%, subject to adjustment as provided in Section 12 for reclassifications, reverse and forward stock splits, stock dividends or other distributions, stock combinations and other similar transaction of the Common Stock that occur after the date of this Warrant and prior to the exercise of the Warrant or the Termination Date.

2.2 This Warrant is exercisable for the purchase of 3,700,000 shares of Class A Common Stock (as such number may be adjusted from time to time pursuant to Section 12 hereof).

3. Term

3.1 Subject to the terms and conditions set forth herein, the Holder may exercise this Warrant, in whole or in part, during the term commencing on the Date of Issuance (or, if applicable, the CFIUS Clearance Date) and ending at 5:00 p.m. (New York City time) on the Termination Date.

4. Exercise of Warrant.

4.1 The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 3 above, by the surrender of this Warrant and the Notice of Exercise, attached hereto as Exhibit A, duly completed and executed on behalf of the Holder, at the principal offices of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), upon payment in cash, wire transfer or by check acceptable to the Company of the Exercise Price of the shares to be purchased (the “Shares”).

4.2 In lieu of payment of the aggregate Exercise Price in the manner as specified in Section 4.1, but otherwise in accordance with the requirements of Section 4.1, the Holder may elect to receive the Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Upon such exercise pursuant to this Section 4.2, the Holder shall be issued such number of fully paid and non-assessable Shares as are computed using the following formula:

X =	Y(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised;

A =	the VWAP on the Trading Date immediately preceding the date of the applicable Notice of Exercise; and

B =	the Exercise Price.

4.3 If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, at the time of delivery of the Shares purchased by the Holder upon the exercise pursuant to Section 4.l or 4.2, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Class A Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

5. Representations and Warranties of the Company.

5.1 The Company hereby represents and warrants to Holder that the following representations and warranties are true and correct:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder and thereunder, and the reservation for issuance, sale and delivery of the Class A Common Stock to be issued upon exercise of this Warrant has been taken. This Warrant constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Valid Issuance of Common Stock. The Class A Common Stock for which the Warrant is exercisable, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws or liens or encumbrances created by or imposed by Holder.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the issuance or exercise of this Warrant, except for (i) such federal and state securities filings as may be necessary, which filings will be timely effected after the date hereof and (ii) such other approval that has been obtained prior to the date hereof.

(e) Reliance by Holder. The Company understands that the representations, warranties, covenants and acknowledgements set forth in this Section 5 constitute a material inducement to Holder entering into this Warrant.

6. Representations and Warranties of Holder.

6.1 Holder hereby represents and warrants to the Company that the following representations and warranties are true and correct:

(a) Purchase Entirely for Own Account. This Warrant is being entered into for investment for Holder’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by Holder of this Warrant shall constitute confirmation of the representation by Holder that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Warrant.

(b) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of entering into this Warrant. Holder acknowledges that the acquisition of shares of Class A Common Stock pursuant to this Warrant involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold such shares for an indefinite period of time and to suffer a complete loss of its investment. Holder acknowledges that the Company has not made any representations or warranties as to whether the Exercise Price to be paid by Holder for the Class A Common Stock is a fair value for such shares and the Company takes no position with respect to the fairness of the Exercise Price or the future prospects and valuation of the Company. Holder is aware of the fact that the value of the Class A Common Stock to be purchased upon exercise of this Warrant may significantly depreciate over time and there can be no assurances that the value of such shares will increase or to what extent. In connection with making an investment decision in connection with entering into this Warrant, Holder will be relying on its own knowledge and experience and advice obtained from Holder’s legal, tax and financial advisor.

(c) Accredited Investor. Holder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(d) Legends. It is understood that the certificates, if any, evidencing the shares of Class A Common Stock issuable upon exercise of this Warrant may bear any of the legends required by applicable state securities laws.

(e) Reliance by Company. Holder understands that the representations, warranties, covenants and acknowledgements set forth in this Section 6 constitute a material inducement to the Company entering into this Warrant.

(f) Foreign Investors. Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with entering into this Warrant, including (i) the legal requirements within its jurisdiction for entering into this Warrant and the exercise of this Warrant, (ii) any foreign exchange restrictions applicable to the exercise of this Warrant, (iii) any governmental or other consents that may need to be obtained, including with respect to the payment of the Exercise Price, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of this Warrant or the shares of Class A Common Stock issuable upon exercise hereof. The Holder’s acquisition of this Warrant and payment for the Class A Common Stock upon exercise of this Warrant and continued beneficial ownership of such shares will not violate any applicable securities or other laws of the Holder’s jurisdiction.

7. No Fractional Shares. No fractional share of any class or series of the Company’s capital stock shall be issued upon exercise of this Warrant.

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and (a) in the case of loss theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or (b) in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount. The Holder shall reimburse the Company for all reasonable expenses incidental to replacement of this Warrant.

9. Rights of Stockholder. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company until this Warrant shall have been exercised and the shares of Class A Common Stock purchasable upon the exercise hereof shall have been issued.

10. Notice of Certain Events. Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 12 hereof and if so requested by Holder, the Company shall issue a certificate signed by its Chief Financial Officer, or other similar officer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder of this Warrant.

11. Amendments; Waivers.

11.1 Amendments. The provisions of this Warrant may be amended (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the Company and the Holder. The foregoing shall not limit or otherwise affect Holder’s right to waive any of such Holder’s rights hereunder. Any amendment or waiver effected in accordance with this Section 11.1 shall be binding upon Holder and Holder’s successors and assigns.

11.2 Waivers. No waivers of or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

12. Adjustments. The Exercise Price and the number and type of shares purchasable hereunder are subject to adjustment from time to time as follows:

12.1 Reclassification, etc. If, at any time on or after the date hereof and while this Warrant remains outstanding and unexpired, the Company shall, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 12; provided, however, that the aggregate Exercise Price shall remain the same.

12.2 Split, Subdivision or Combination of Shares. If at any time on or after the date hereof and while this Warrant remains outstanding and unexpired, the Company shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Upon an adjustment in the Exercise Price pursuant to this Section 12.2, the number of shares subject to this Warrant (which were the subject of such split, subdivision or combination) shall be adjusted accordingly such that the aggregate Exercise Price payable for the purchase of such shares shall remain the same as before such split, subdivision or combination.

12.3 Adjustments for Dividends in Stock or Other Securities or Property. If at any time on or after the date hereof and while this Warrant remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or on or after the record date fixed for the determination of eligible stockholders shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution in respect of the Class A Common Stock, then, and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12, and, from and after the date of such distribution, the Company shall hold and set aside (or cause to be held and set aside in a commercially reasonable manner) an amount of such property equal to Holder’s pro rata portion thereof for distribution to Holder pursuant hereto.

13. Reservation of Capital Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Class A Common Stock that shall be sufficient to permit the exercise in full of this Warrant.

14. Miscellaneous.

14.1 Survival of Representations. Warranties and Covenants. The warranties, representations and covenants of each party hereto contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Holder or the Company, as applicable.

14.2 Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.3 Governing Law. This Warrant is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Warrant shall be resolved exclusively by the state or federal courts located within the City of Wilmington in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

14.4 Waiver of Right to Jury Trial. EACH OF HOLDER AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT.

14.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by email or facsimile if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by email or facsimile other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day; (iii) seven (7) Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party; or (iv) the next Business Day after deposit with an international overnight delivery service, postage prepaid, addressed to the parties with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by email or facsimile shall promptly confirm by telephone between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day to the person to whom such communication was addressed each communication made by it by email or facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. All communications shall be sent to the address, email address or facsimile number of a party appearing in its signature block hereto or at such address, email address or facsimile number as such party may designate by ten (10) days advance written notice to the other parties hereto.

14.6 Specific Performance. Each party hereto acknowledges and agrees that any breach of this Warrant would result in substantial harm to the other party hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance).

14.7 Counterparts. This Warrant may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g.www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Date of Issuance indicated above.

COMPANY

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri, M.D., Ph.D
Title:	Chairman and CEO

Address:

Celularity Inc.
170 Park Ave
Florham Park, New Jersey 07932

ACKNOWLEDGED AND AGREED:
HOLDER:

By:	/s/ Lim Kok Thay
Name:	LIM KOK THAY
Title:

Address:	28, JALAN TENGKU AMPUAN,
TAMAN DUTA, 50480 KUALA LUMPUR

EXHIBIT A

FORM OF
NOTICE OF EXERCISE

To:	Celularity Inc. 170 Park Ave Florham Park, New Jersey 07932

By checking the appropriate line, the undersigned (“Holder”), pursuant to the provisions set forth in the Warrant to Purchase Class A Common Stock of Celularity Inc., dated July__, 2025 (the “Warrant”), hereby elects to purchase shares of Class A Common Stock (as defined in the Warrant) pursuant to the terms of the Warrant, and tenders herewith payment of the purchase price for such shares in full as follows:

□	check in the amount of $______ payable to order of the Company enclosed herewith
□	wire transfer of immediately available funds to the Company’s bank account
□	cashless exercise pursuant to Section 4.2 of the Warrant

Date

[Print Name]

Signature